                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                            United Vision Group, Inc.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

          1)   Title of each class of securities to which transaction applies:

               ---------------------------------------------------------------

          2)   Aggregate number of securities to which transaction applies:

               ---------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               ---------------------------------------------------------------

          4)   Proposed maximum aggregate value of transaction:

               ---------------------------------------------------------------

          5)   Total Fee Paid:

               ---------------------------------------------------------------

[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:

               ---------------------------------------------------------------

         2)    Form, Schedule or Registration Statement No.:

               ---------------------------------------------------------------

         3)    Filing Party:

               ---------------------------------------------------------------

         4)    Date Filed:

               ---------------------------------------------------------------

                            UNITED VISION GROUP, INC.
                      2424 NORTH FEDERAL HIGHWAY, SUITE 362
                            BOCA RATON, FLORIDA 33431

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     We are pleased to invite you to attend the Annual Meeting of Stockholders of United Vision Group, Inc. (the "Company"), to be held at 2424 North Federal Highway, Boca Raton, Florida 33431 on October 7, 1996, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following:

1.   The election of five directors of the Company.

2. The approval of an amendment to the Company's Certificate of Incorporation to change the Company's name to Apollo Eye Group, Inc.

3. The approval of an amendment to the Company's Certificate of Incorporation to effect a one-for-five reverse stock split of the Company's Common Stock.

4. The approval of a transaction between the Company and James R. Cook, M.D., a principal stockholder of the Company, in which $4,000,000 of debt to Dr. Cook will be converted to 6,779,661 shares of Common Stock of the Company.

5. The approval of the Company's 1996 Stock Option Plan, as amended and restated.

6.   Such other matters as may properly come before the meeting.

     Only stockholders of record at the close of business on September 3, 1996 are entitled to receive notice of, and to vote at, the meeting. Management, at present, knows of no other business to be brought before the meeting.

                                          By Order of The Board of Directors

                                          James R. Cook, M.D.
                                          Chairman

Boca Raton, Florida

September 3, 1996


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER DATED PROXY, OR ATTENDING THE MEETING AND VOTING IN PERSON.

                            UNITED VISION GROUP, INC.
                      2424 NORTH FEDERAL HIGHWAY, SUITE 362
                            BOCA RATON, FLORIDA 33431
                                 (407) 395-5402

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Vision Group, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders on October 7, 1996. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders of the Company on or about September 9, 1996.

                          OUTSTANDING VOTING SECURITIES

         The number of voting securities of the Company outstanding on September 3, 1996, the record date for the meeting, was 22,664,793 shares of common stock, $0.001 par value per share (the "Common Stock"), each entitled to one vote, owned by approximately 100 stockholders of record. A list of stockholders of the Company may be examined at the offices of the Company at the address given above.

                               PROXIES AND VOTING

         The persons named as proxies were selected by the Board of Directors of the Company (the "Board") and are directors or officers of the Company.

         When the enclosed form of proxy is properly executed and returned, the shares it represents will be voted as specified at the meeting. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to the Company, by giving a later dated proxy indicating a desire to vote differently or by appearing at the meeting and casting a ballot. There are no rights of appraisal or similar rights of dissenting stockholders with respect to any matter to be acted upon at the meeting.

         The cost of solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation may be made by officers and regular employees of the Company by personal interview, telephone and telegraph. Banks, brokerage houses and other custodians, nominees or fiduciaries will be reimbursed for their reasonable expenses incurred in forwarding soliciting material to their principals and in obtaining authorizations for the execution of the proxies.

         Under the Delaware General Corporation Law (the "DGCL") and the Company's Certificate of Incorporation, the affirmative vote of a plurality of the shares of Common Stock is sufficient for the election of directors. Accordingly, the withholding of votes has no effect on the election of directors. As to other matters, unless otherwise required by law or the Company's Certificate of Incorporation, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on a matter is required for approval. Under applicable Delaware law, a stockholder who is represented at the Annual Meeting by a limited proxy that withholds authority to vote on a particular proposal is considered present at the meeting for purposes of determining the existence of a quorum; the shares are not, however, counted as present or represented and entitled to vote for purposes of determining whether the requisite vote on a proposal is received. This may occur in the case of a "broker non-vote," where a broker holding shares of the Company's Common Stock in its own name for the benefit of its customers submits a proxy but does not have authority to vote the shares on a particular proposal.

         The proposals to amend the Certificate of Incorporation to change the Company's name to Apollo Eye Group, Inc. and effect a one-for-five reverse stock split require the affirmative vote of a majority of the outstanding shares of Common Stock. Accordingly, abstentions and broker non-votes will have the same effect as "no" votes on these proposals.

         The proposal to approve the Transaction between the Company and Dr. Cook requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon other than shares held by Dr. Cook. Accordingly, broker non-votes will not affect the outcome of this proposal but abstentions will have the same effect as a "no" vote. Pursuant to the DGCL, shares held by Dr. Cook may be counted in determining the presence of a quorum at the Annual Meeting for purposes of consideration of this resolution.

         The proposal to approve the Company's 1996 Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. As to this matter, broker non-votes will not affect the outcome and abstentions will have the same effect as "no" votes.

         Votes at the meeting will be tabulated by financial management employees of the Company. The Company has not established a procedure for confidential voting.

                             THE BOARD OF DIRECTORS

         Pursuant to the Delaware General Corporation Law, as implemented by the Company's Certificate of Incorporation and By-Laws, all corporate powers are exercised, and the Company's business, property and affairs are managed, by or under the direction of the Board of Directors.

         Directors of the Company are elected at the Annual Meeting of Stockholders. Currently there are five directors, and the Board recommends that the current five directors be reelected. The persons described below have been nominated for election as directors to serve until the Annual Meeting in 1997 or until their successors are elected and qualified. The Company's Common Stock has no cumulative voting rights.

         At the present time it is intended that proxies received by management of the Company which contain no instructions to the contrary will be voted for the nominees listed below. Management does not contemplate that any nominee will be unable to serve but, if that contingency should occur, the persons named as proxies reserve the right to substitute another person of their choice as a director when voting at the Annual Meeting.

         Set forth below is certain information with respect to each nominee. The Board of Directors recommends a vote "FOR" each of the nominees.

         JAMES R. COOK, M.D. Dr. Cook, age 53, has been Chairman and a director of the Company since August 1995.

         Dr. Cook received his B.S. in Chemistry, M.S. in Pharmacology and M.D. degree all from the University of Illinois. His post graduate hospital clinical experience includes a residency in ophthalmology from Washington University, St. Louis, and the National Eye Institute (NEI), Bethesda, Maryland. Dr. Cook entered the practice of ophthalmology in Huntington, West Virginia in 1971, and is certified by the American Board of Ophthalmology.

         Dr. Cook served as the medical director and then president of CILCO, Inc. ("CILCO"), a manufacturer of intraocular lenses, viscoelastics and ophthalmic instrumentation, from 1978 - 1986. CILCO was acquired by Rorer Group, Inc. in 1981.

         In 1986, Dr. Cook, along with Peter Molinaro, Jr. and others, purchased IntraOptics, Inc., a start-up intraocular lens company ("IntraOptics"), from an Australian publicly-held company. IntraOptics grew to over $20 million in revenue by 1991 and was sold to Chiron Corporation ("Chiron") in early 1992. Also during the 1986 - 1989 time frame, Dr. Cook served as the president of Tullis-Cook and Co., Inc., the manager of a $44 million investment pool for health care acquisitions and investments known as Tullis- Cook Capital Focus, L.P. ("Tullis-Cook"). Dr. Cook remained with Chiron until late 1992, after which he pursued the planning and development of Apollo Eye Associates which was founded in 1994 and merged with the Company in 1995.

         Dr. Cook has served on the boards of publicly-held companies in the past including LifeCore, Inc., a biotechnology company based in Minneapolis; Amerihealth, Inc., an Atlanta-based hospital management company subsequently merged with Champion Healthcare; and Salvatori Ophthalmics, a Sarasota, Florida maker and distributor of contact lenses.

         J. RICHARD DAMRON, JR. Mr. Damron, age 47, has been a director of the Company since August 1995 and has been the Company's Chief Financial Officer and Treasurer since April 1996.

         Mr. Damron received his B.B.A. in Accounting from Marshall University in 1971 and became a certified public accountant in 1974. Mr. Damron practiced public accounting in West Virginia from 1971 to 1980 during which time he consulted with clients on financial planning and control engagements and managed audits for businesses with $1 million to $50 million of revenue.

         In 1980, Mr. Damron joined CILCO as Controller and Treasurer and was promoted to Chief Financial Officer in 1981 when that company was acquired by Rorer Group, Inc. In 1985 CILCO was acquired by CooperVision, Inc., and Mr. Damron became Executive Vice President of Operations responsible for manufacturing, research and development, regulatory affairs and quality assurance. Along with these operating responsibilities, he had the added responsibility of facility consolidation, process integration and rationalization plans for operations.

         In 1987, Mr. Damron joined Dr. Cook to become a partner in Tullis-Cook. In this role he participated in raising $44 million of capital for investments in health care companies. He was active in identifying investment opportunities, negotiating transactions and financing and managing due diligence. Mr. Damron held Board seats on portfolio investments including Benson Optical Company, Salvatori Ophthalmics and IntraOptics. Mr. Damron left Tullis-Cook in 1990 to join IntraOptics as Chief Financial Officer.

         After IntraOptics was acquired by Chiron in January 1992, Mr. Damron served as Senior Vice President and Chief Financial Office of Chiron Vision. In July 1995 he became Senior Vice President of Mergers and Acquisitions for Chiron Vision, a position which he held until joining the Company in April 1996.

         PETER MOLINARO, JR. Mr. Molinaro, age 44, has been a director and Executive Vice President of the Company since August 1995 and has been President of Apollo Eye Associates, Inc., the Company's wholly owned optometric and ophthalmic care subsidiary, since its formation in 1995.

         Mr. Molinaro graduated from Marshall University in 1974 with a B.S. Degree in Zoology, and went on to receive a M.S. Degree in Biological Science
(1975) and an M.B.A. in Management (1980) from the same institution.

         In December 1977, Mr. Molinaro joined CILCO as Clinical Research Coordinator responsible for establishing that company's regulatory affairs and clinical research functions and ultimately became CILCO's Vice President of Regulatory Affairs and Quality Assurance.

         In 1986, Mr. Molinaro joined Dr. Cook as a founding shareholder in the acquisition of IntraOptics. As a Senior Vice President of Sales and Marketing, he developed the company's sales and marketing organizations including the recruitment and training of its domestic sales force.

         In the first full year after the merger of IntraOptics and Chiron Ophthalmics, Mr. Molinaro served as Chiron IntraOptics' Senior Vice President of Sales and Marketing, responsible for a $20 million expense budget, domestic and world wide marketing and the domestic sales organizations. In October 1993, Mr.

Molinaro left Chiron to work as a consultant and to pursue the development of Apollo Eye Associates with Dr. Cook.

         VINCENT C. MANOPOLI. Mr. Manopoli, age 41, has been a director and Executive Vice President of the Company since August 1995 and has been President of Apollo Eye Care Management Corporation, the Company's wholly owned managed vision care subsidiary, since its formation in late 1995.

         Mr. Manopoli received his B.A. in Chemistry from the University of California, Irvine in 1977, an M.A. in Chemistry from California State University, Fullerton in 1979, and a M.B.A. at the Peter Drucker School of Management in Claremont, California in 1986. As part of his M.B.A. he completed reimbursement and health care policy courses at Yale University in the Schools of Management and Public Health.

         Mr. Manopoli entered ophthalmology in 1980 as a research and development engineer for CILCO. He was involved in the design and testing of ultraviolet absorbing intraocular lenses and the development of prototype Yag lasers utilized in cataract-related surgery by ophthalmologists. Mr. Manopoli also served as a marketing product manager for diagnostic equipment.

         In 1985, Mr. Manopoli founded the health care consulting firm, Medricon, Inc., which was merged with Apollo Eye Associates, L.P. in July 1994. Medricon specializes in Medicare and Medicaid policy and its work includes coding reviews, fee schedule analyses, billing operations, payment/denial analysis, accounts receivable analysis and operations analysis.

         Mr. Manopoli was one of the founders of Metropolitan EyeCare Associates ("MECA") a network formed in the New York and Tri-State region to provide ophthalmology services to HMO's in the region. Mr. Manopoli contributed to initial business plan development, claims processing functions, strategic plans and physician recruitment. Mr. Manopoli discontinued his association with MECA in January 1994.

         JOHN C. PRELAZ. Mr. Prelaz, age 37, has been a director of the Company since May 1996.

         Mr. Prelaz graduated with honors from Marshall University with a B.A. in Marketing in 1982. From 1982 until 1988, Mr. Prelaz was a sales representative for CILCO. In 1988, he became a sales manager with IntraOptics and continued in sales with Chiron Vision after the acquisition of IntraOptics by Chiron. Mr. Prelaz has over ten years of experience in ophthalmology practice marketing. He is co- founder of Results Marketing, a company dedicated to marketing ophthalmic practices. Mr. Prelaz was a limited partner of Apollo Eye Associates, L.P., and served as a Director. He is currently employed as a Regional Director for Chiron Vision with interest in ophthalmic surgical innovations, practice marketing and managed care.

         MEETINGS; COMMITTEES OF THE BOARD. The Board held three meetings in 1995. Currently, the Board does not have (and did not have during 1995) an Audit, Compensation or Nominating Committee. Each incumbent director attended more than seventy five percent of the meetings of the Board which he was eligible to attend during 1995.

         COMPENSATION OF DIRECTORS. Directors do not receive remuneration for their services as directors but may be reimbursed for expenses incurred in connection therewith, such as the cost of travel in connection with meetings of the Board.

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                   TO CHANGE NAME TO "APOLLO EYE GROUP, INC."

         THE PROPOSAL. On August 1, 1996 the Board adopted a resolution to amend
Article 1 of the Company's Certificate of Incorporation to change the name of the Company to "Apollo Eye Group, Inc." The Board believes that this name change is in the best interests of the Company and its stockholders. On August 7, 1995, Apollo Eye Associates, L.P., a Delaware limited partnership ("Apollo"), and Apollo Eye

Corporation, a Delaware corporation ("AEC") and the general partner of Apollo, were merged into a wholly owned subsidiary of the Company (the "Merger"). At that time, Apollo operated five practice locations under the name "Apollo Eye Associates" and had spent significant resources developing the service mark "Apollo Eye Associates" and a logo used in connection therewith. Since the Merger, the Company has changed the name of seven practice locations previously operated under the name "Family EyeCare Centers" to "Apollo Eye Associates." The Company believes that it has and will continue to develop significant consumer identification with the service mark "Apollo Eye Associates" and that the Company will benefit from a marketing strategy using a uniform name and service mark throughout the Company's lines of business.

         VOTE REQUIRED. Approval of this amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock. Each of Dr. Cook and Messrs. Damron, Manopoli, Molinaro and Prelaz, who hold in the aggregate approximately 72% of the Company's outstanding shares of Common Stock, has indicated his intention to vote in favor of this proposal. Accordingly, it is expected that the Company's name will be changed as proposed.

         RESOLUTION. The Board of Directors intends to cause the following resolution to be presented to stockholders for action at the Annual Meeting:

               RESOLVED, that Article 1 of the Certificate of Incorporation of the Company is hereby amended and restated in its entirety as follows:

                    (1)  The name of the corporation is:

                                 Apollo Eye Group, Inc.

         The Board of Directors recommends a vote "FOR" approval and adoption of this amendment.

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                        TO AUTHORIZE REVERSE STOCK SPLIT

         REASONS FOR THE PROPOSAL. The Board of Directors has adopted a resolution approving an amendment to the Certificate of Incorporation of the Company to effect a one-for-five reverse stock split of the Company's Common Stock (the "Reverse Stock Split"). In June 1995 the Company's Common Stock was delisted from the SmallCap Market of The Nasdaq Stock Market ("Nasdaq") due to failure to meet certain listing requirements. Today the Company's Common Stock is traded only in the "pink sheets" published by the National Quotation Bureau, Inc., which generally is considered to be a less efficient market than Nasdaq. Because the "pink sheets" are published daily, quotations do not represent the real time electronic trading information provided by Nasdaq. In order to be eligible for relisting on Nasdaq, the Company must have and maintain, among other criteria, a minimum bid price per share of $3.00. The Company's Common Stock has not traded above $3.00 per share since 1994, and the average of the closing prices of the Common Stock over the twenty trading days prior to August 31 was $0.33 per share. Although the Company also currently does not meet certain other criteria required for the relisting of the Common Stock on Nasdaq, the Board believes that the Reverse Stock Split will help position the Company for relisting if and when these criteria are met.

         The effect of the Reverse Stock Split would be that the stockholders of the Company who own five or more shares of Common Stock will receive one share of new Common Stock for each five shares of Common Stock held at the time of the Reverse Stock Split. In addition, in lieu of fractional shares of new Common Stock, the Company will "round up" any factional shares of new Common Stock by issuing a fraction of a share of new Common Stock to any stockholder who otherwise would hold a fractional share so that each stockholder holds a whole number of shares of Common Stock following the Reverse Stock Split. Theoretically, the market price of the Company's Common Stock immediately following the Reverse Stock Split should be approximately five times the market price immediately prior to the Reverse Stock Split. However, there can be no assurance as to any increase in the market price of the Common Stock as a result of the Reverse Stock Split. In addition, there can be no assurance that the Company will satisfy the criteria for relisting on Nasdaq or for listing on any other securities exchange.

         The Board recognizes that reverse stock splits are commonly believed to result in a decrease in the aggregate market capitalization of an issuer's stock. However, the Board believes that this possible negative impact is outweighed by the benefits of the greater marketability of the Company's Common Stock if it qualifies for relisting on Nasdaq.

         With the exception of the number of outstanding shares, the rights and preferences of the shares of Common Stock before and after the Reverse Stock Split will remain the same. If the Reverse Stock Split is effected, it is not anticipated that the financial condition of the Company, the percentage ownership of management, the number of stockholders of the Company or any other aspect of the Company's business will change materially as a result.

         The Reverse Stock Split will not alter the number of authorized shares of Common Stock. The Company currently has 30,000,000 authorized shares of Common Stock, of which 22,664,793 are issued and outstanding. On a pre-Reverse Stock Split basis, 6,779,661 shares are proposed to be issued to Dr. Cook (see "Authorization of Transaction with Dr. Cook"), 4,562,543 shares are reserved for issuance pursuant to outstanding stock options and warrants and an additional 1,445,000 shares are to be reserved for issuance pursuant to the Company's 1996 Stock Option Plan (see "Approval of 1996 Stock Option Plan"). The number of shares of Common Stock covered by the Company's stock option plans and its outstanding stock options and warrants, as well as the exercise price per share of such outstanding stock options and warrants, will be proportionately adjusted upon consummation of the Reverse Stock Split. Giving effect to the Reverse Stock Split, and assuming approval of the transaction with Dr. Cook and of the 1996 Stock Option Plan, the Company will have a total of 7,090,400 shares of Common Stock issued and reserved for issuance and 22,909,600 authorized shares of Common Stock which are unissued and unreserved. One effect of the Reverse Stock Split, essentially, is to increase the number of shares of authorized Common Stock available for issuance.

         The Reverse Stock Split will not change the par value of shares of Common Stock. However, under applicable Delaware law, the total capital of the Company will not be reduced as a result of the Reverse Stock Split, even through the aggregate par value of all issued and outstanding shares will be reduced to one-fifth of the aggregate par value prior to the Reverse Stock Split. Accordingly, the Reverse Stock Split will not increase surplus available for dividends.

         The Board considered reducing the number of shares of authorized Common Stock in connection with the Reverse Stock Split but determined that the availability of additional shares may be beneficial to the Company in the future. The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by stockholders or the time delay involved in obtaining stockholder approval (unless required by applicable law or regulation). Such purposes could include effecting future acquisitions of other businesses or meeting requirements for working capital or capital expenditures through the issuance of shares. To the extent that any additional shares (or securities convertible into common stock) may be issued on other than a pro rata basis to current stockholders, the present ownership position of current stockholders may be diluted. The Common Stock has no preemptive rights. In addition, if another party should seek to acquire or take over control of the Company, and the Board does not believe such transaction is in the best interest of the Company and its stockholders, some or all of the authorized shares could be issued to another party to try to block such transaction.

         The Company does anticipate issuing up to $20,000,000 of Common Stock in order to obtain further working capital. The Company also hopes to issue Common Stock in order to effect future acquisitions although, at present, the Company has no agreements for any such transactions.

         FEDERAL INCOME TAX CONSEQUENCES. The following discussion summarizes certain federal income tax and Delaware state tax consequences and is based on current law and is included for general information only. Stockholders should consult their own tax advisors as to the federal, state, local and foreign tax effects of the Reverse Stock Split in light of their individual circumstances. Neither the receipt of shares of new Common

Stock in exchange for existing Common Stock nor the issuance of a fractional share of new Common Stock to round up to a whole number of shares will result in recognition of gain or loss to the stockholder. The aggregate adjusted tax basis of a stockholder's new Common Stock will be the same as the stockholder's aggregate adjusted tax basis in the exchanged Common Stock. The holding period of new Common Stock received in exchange for existing Common Stock will include the stockholder's holding period in the exchanged Common Stock. No gain or loss will be recognized by the Company upon the Reverse Stock Split.

         EXCHANGE OF CERTIFICATES. If the proposed amendment is approved by the stockholders, the Company will file an amendment to its Certificate of Incorporation with the Delaware Secretary of State and the Reverse Stock Split will become effective on the date of that filing (the "Effective Date"). The Effective Date also will constitute the record date for identifying holders of Common Stock to be notified of the Reverse Stock Split. As soon as practicable after the Effective Date, stockholders will be notified and requested to surrender the certificates representing their shares of existing Common Stock to the Company's transfer agent, American Securities Transfer, Inc., in exchange for certificates representing their shares of new Common Stock. Commencing with the Effective Date, each certificate representing shares of exchanged Common Stock will be deemed, for all corporate purposes, to evidence ownership of shares of new Common Stock at the ratio of one share of new Common Stock for five shares of exchanged Common Stock (rounded up for any fractional shares resulting therefrom).

         For the purposes of determining ownership of Common Stock, shares will be considered to be held by the person in whose name those shares are registered on the stock records of the Company, regardless of the beneficial ownership of those shares.

         No service charge will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

         VOTE REQUIRED. Approval of this amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock. Each of Dr. Cook and Messrs. Damron, Manopoli, Molinaro and Prelaz, who hold in the aggregate approximately 72% of the Company's outstanding shares of Common Stock, has indicated his intention to vote in favor of this proposal. Accordingly, it is expected that the Reverse Stock Split will be effected.

         The Reverse Stock Split would result in sufficient authorized but unissued Common Stock to complete the Transaction (as defined below). See "Authorization of Transaction with Dr. Cook." Accordingly, James R. Cook, M.D., Chairman and Chief Executive Officer of the Company, who beneficially owns 11,558,190 shares of Common Stock, or 51% of the Common Stock entitled to vote at the meeting, is subject to a potential conflict of interest with respect to the Reverse Stock Split.


         RESOLUTION. The resolution which will be introduced at the Annual Meeting seeking approval effecting the Reverse Stock Split is as follows:

               RESOLVED, that Article 4 of the Certificate of Incorporation of the Company is hereby amended by adding the following new Section
               B:

               B. On the date of the filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation adding this Section B (the "Effective Date"), the Common Stock of the Corporation shall be reverse split on a one-for-five basis so that each share of Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and reclassified as one-fifth share of a share of Common Stock (the "Reverse Split"). No fractional shares shall be issued by the Corporation as a result of the Reverse Split. In lieu thereof, each stockholder whose shares are not evenly divisible by five will receive one whole share of Common Stock. As soon as practicable following the Effective Date, certificates for the shares of Common Stock to be outstanding after the Reverse Split shall be issued upon surrender of certificates representing existing shares of Common Stock pursuant to procedures adopted by the Corporation's Board of Directors.

         The Board of Directors recommends a vote "FOR" approval and adoption of this amendment.

                   AUTHORIZATION OF TRANSACTION WITH DR. COOK

         THE TRANSACTION. During 1995, the Company incurred substantial losses due to start-up operations and a large restructuring charge. Although the Company's operations improved significantly during the first quarter of 1996, the Company remains a net consumer of cash. See "Incorporation of Certain Information by Reference." In order to help fund these operating losses, James
R. Cook, M.D., Chairman and Chief Executive Officer of the Company and the Company's largest stockholder, provided loans to the Company totalling $2,450,000 during late 1995 and early 1996. Despite the loans, the Company's Board of Directors determined that further funding was needed by the Company. Therefore, on March 27, 1996, the Board approved an agreement (the "Transaction") with Dr. Cook to convert up to $4,000,000 in loans (or up to $4,000,000 in loans and cash investment) to 6,779,661 shares of Common Stock at a conversion price of $0.59 per share (on a pre-Reverse Stock Split basis). At June 30, 1996, Dr. Cook's loans aggregated $4,050,000, of which $4,000,000 is proposed to be converted to Common Stock. Through March 31, 1996 these loans carried an interest rate of prime plus one and one-half percent; the interest rate was reduced to prime effective April 1, 1996. All such shares would be unregistered securities and Dr. Cook would not be granted registration rights with respect thereto. The Transaction is subject to either approval by a majority of shares held by disinterested stockholders (i.e., stockholders other than Dr. Cook) present in person or represented by proxy at the meeting and entitled to vote on this proposal or receipt of a fairness opinion from a qualified, independent third party.

         The terms and conditions of the Transaction were proposed by Dr. Cook to the Board and considered by the Board in light of the lack of financing alternatives available to the Company. The price for the shares to be acquired by Dr. Cook was established by calculating the average closing price of Common Stock for the twenty (20) consecutive trading days prior to March 27, 1996, the date that Dr. Cook agreed to the Transaction, and discounting the average closing price of $0.7385 per share of Common Stock by 20% owing to the fact that the investment is sizable and that the shares are unregistered and, as such, illiquid. The average of the closing prices of the Company's Common Stock over the twenty consecutive trading days prior to August 31 was $0.33. Accordingly, the purchase price used with respect to the transaction with Dr. Cook now represents a 79% ($0.26 per Share) premium over the current average closing price.

         The Company currently does not have sufficient authorized but unissued shares of Common Stock available to complete the Transaction. If the Reverse Stock Split described above is approved, it will result in sufficient authorized but unissued shares of Common Stock to complete the Transaction. If the Reverse Stock Split is not approved, Dr. Cook has agreed to accept preferred stock convertible into common stock and the Company will likely seek stockholder approval of an increase in the number of authorized shares of Common Stock in the future.

         BACKGROUND OF AND REASONS FOR THE TRANSACTION. In the fourth quarter of 1995, the Company recorded a one-time restructuring expense of $1,576,079. This restructuring charge included costs and expenses in connection with termination of certain employment agreements (see "Executive Compensation and Other Information -- Employment Agreements" below), the consolidation of optical laboratory and production facilities, and the closure of three practice locations and the Company's previous corporate headquarters. The Company also recorded expenses of $566,254 in 1995 in connection with the accrual of potential litigation costs, a write-down of investment securities and write-offs related to certain software. As a result of these charges and of its operating losses (which were partially offset by equity contributions), the Company's equity decreased significantly in 1995 from $2,208,489 at December 31, 1994 to $630,000 at December 31, 1995.

         The Company used net cash of $3,992,217 in operating activities and $1,038,565 in investing activities, for a total net cash use of $5,030,782, in 1995. This was offset by a total of $5,025,745 of cash provided by financing activities, including $800,000 of loans provided by Dr. Cook. During the first quarter of 1996, the Company used net cash of $1,338,307 in operating activities, which was offset by an additional $1,650,000 in loans from Dr. Cook. Additional loans of $1,600,000 were provided by Dr. Cook during the second quarter of 1996 and additional loans of $445,000 were provided by Dr. Cook during the third quarter of 1996 through the date of this Proxy Statement.

         As previously noted, the Company remains a net consumer of cash. It is unclear exactly what magnitude of external cash will be required, but it is likely that at least $1,750,000 of additional cash will be required for operations during the remainder of 1996. Also, close to $2,000,000 of investment is required to carry out leasehold improvements and capital equipment purchases to improve several of the Company's practice locations and to allow the Company to capitalize on its opportunities to provide medical and surgical eye care in addition to the routine examinations traditionally provided in certain practice locations. Additional practice location development or acquisition will require cash. For the Company to grow at a rate consistent with the opportunities afforded it, total financing in the $10-20 million range would be necessary.

         The Board of Directors recommends approval of the Transaction which the Board believes to be in the best interests of the Company and its stockholders. The Board's recommendation is based upon (i) the reduction of the Company's debt and the increase in stockholders' equity which will result from the Transaction,
(ii) the Board's view that the Transaction is fair, from a financial point of view, to the Company and its stockholders, (iii) the future interest savings which will result from conversion of Dr. Cook's debt to Common Stock ($13,437 of interest was accrued in 1995 and $108,623 of additional interest accrued through June 30, 1996), and (iv) the Board's view that, if the Transaction is not approved and the Company does not obtain significant equity financing from other sources, it is probable that substantial cutbacks in the Company's operations and growth strategy will be required.

         The conversion of Dr. Cook's debt to equity and the issuance of additional shares to Dr. Cook will not result in dilution to shareholders other than Dr. Cook.

         CONFLICT OF INTEREST. Currently, Dr. Cook's holdings represent 51% of the Company's outstanding shares of Common Stock and 42.5% of the outstanding Common Stock on a fully diluted basis, assuming exercise of all options under the Company's stock option plans. Giving effect to the issuance of 6,779,661 shares of Common Stock in the Transaction, Dr. Cook would hold 81% of the outstanding Common Stock and 67.4% on a fully diluted basis. One effect of the Transaction would be to increase Dr. Cook's shareholdings above 50% on a fully diluted basis, which would give him the continued ability to elect all members of the Company's Board of Directors and to approve most transactions requiring stockholder approval even after the exercise of all currently outstanding options.

         As Chairman of the Board and Chief Executive Officer of the Company, as well as the principal stockholder, Dr. Cook had a potential conflict of interest with respect to negotiation of the Transaction. Accordingly, although he participated in meetings of the Board of Directors of the Company at which the Transaction was discussed and approved, Dr. Cook abstained from voting on the resolution to approve the Transaction.

         Section 144 of the DGCL provides the following:

               No contract or transaction between a corporation and one or more of its directors of officers . . .
               shall be void or voidable solely for this reason .
               . . if:

                    (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

                    (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders . . .

         Although the Transaction was unanimously approved by the Board of Directors of the Company (with Dr. Cook abstaining), the Board determined to condition the Transaction on either approval by the Company's stockholders other than Dr. Cook or the receipt of a fairness opinion from a qualified, independent third party. Given the Company's limited resources and the expense associated with obtaining a fairness opinion from a qualified, independent third party, the Board determined not to seek a fairness opinion from a third party. In the event that the Transaction is not approved by the Company's stockholders, the Company will retain the option to proceed with the Transaction based upon a fairness opinion.

         VOTE REQUIRED. Approval of the Transaction requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the Transaction, other than shares held by Dr. Cook.

         RESOLUTION. The Board of Directors intends to cause the following resolution to be presented to stockholders for action at the Annual Meeting:

               RESOLVED, that the conversion of $4,000,000 of debt of the Company to James R. Cook, M.D. to 6,779,661 shares of Common Stock at a conversion price of $0.59 per share (prior to any reverse split of the Company's Common Stock) is hereby ratified and approved.

         The Board of Directors recommends a vote "FOR" approval and adoption of this resolution.

                  APPROVAL OF 1996 STOCK OPTION PLAN

         THE PLAN. The United Vision Group, Inc. 1996 Stock Option Plan (the "Plan") was adopted by the Company's Board of Directors as the 1995 Stock Option Plan B on November 21, 1995, and was amended and restated as the 1996 Stock Option Plan on June 7, 1996. The purposes of the Plan are to enable the Company to compete successfully in retaining and attracting directors, employees and advisors of outstanding ability, to stimulate the efforts of these persons toward the Company's objectives and to encourage their ownership of the Company's Common Stock, all with the long-term goal of increasing value for all of the Company's stockholders.

         The following is a summary of the Plan, as amended and restated, the full text of which is set forth as Exhibit A to this Proxy Statement.

         Up to 2,000,000 shares of the Company's Common Stock may be issued pursuant to the Plan and on June 7, 1996 the Company granted options to acquire an aggregate of 555,000 shares of Common Stock at $0.56 per share. The number of shares issuable, as well as the number of shares subject to outstanding options and the price of outstanding options, will be appropriately adjusted to give effect to any change in the Common Stock as a result of any stock split or dividend, combination or exchange of shares, recapitalization, reclassification or similar event. Therefore, if the Reverse Stock Split is approved, the number of shares issuable under the Plan will be adjusted to 400,000, the number of outstanding options would be decreased to 110,000 and the exercise price thereof would be increased to $2.80.

         The Plan is administered by the Board of Directors of the Company which, in addition to administering and interpreting the Plan, has exclusive authority, subject to the terms of the Plan, to select optionees, to determine the number of shares for which an option is granted, to set an option's price and term, to select the type of option and to establish all other terms and conditions of an option, including restrictions on exercise. The Plan provides that the Board may, under circumstances selected by it, waive or amend the terms and conditions of, or accelerate the vesting of, an option. Board members are not liable for actions and determinations made or taken in good faith with respect to the Plan and, to the extent not prohibited by law, will be indemnified by the Company for any liability or expenses incurred in this connection.

         Any employee or director of the Company or any of its subsidiaries may be selected to participate in the Plan. Additionally, options may be granted under the Plan to advisors and consultants, as defined ("advisors"), to the Company. Both incentive stock options and nonqualified options may be granted to employee-participants in the Plan. Non-employee directors and advisors may only receive nonqualified option grants. Options for no more than 500,000 shares of Common Stock may be granted to any eligible employee under the Plan during any period of twelve consecutive months.

         For a nonqualified option, the per share exercise price must be at least 85% of the fair market value of a share of Common Stock on the date the option is granted. For an incentive stock option, the per share exercise price may not be less than 100% of the Common Stock's fair market value on the date of grant. Additionally, no incentive stock option may be exercised after ten years from the date of grant. If an optionee holds more than 10% of the Company's shares, any incentive stock option granted to that person must have a price of at least 110% of fair market value on the date of grant and may be for a term no longer than five years. The aggregate fair market value (determined as of the time of grant) of shares with respect to which incentive stock options are exercisable for the first time by a holder in any year (under all plans of the Company) may not exceed $100,000. Furthermore, an incentive stock option is not transferrable except by the optionee's will or the laws of descent and distribution and, during an optionee's lifetime, may only be exercised by the optionee or the optionee's legal representative or guardian. Transfer of nonqualified options is similarly restricted except under limited circumstances or as permitted by the Board.

         To the extent and under the conditions established by the Board, an option's exercise price may be paid in cash, by the surrender of previously-owned shares of Common Stock, by directing that shares otherwise issuable upon the option's exercise be withheld as payment or by a combination of the foregoing. If payment by the surrender or withholding of shares is permitted, these shares are valued at their fair market value on the date surrendered or withheld. Shares tendered or withheld as payment are available for issuance under the Plan. For purposes of the Plan, fair market value means the average of the closing bid and asked prices for the Common Stock. On August 31, 1996, the fair market value of the Company's Common Stock was $0.25 per share.

         If an optionee terminates employment with, or service as a director of, the Company for any reason, any unexercisable option held by that optionee will terminate. An exercisable option held by the optionee will generally terminate on the earlier of (i) the option's full exercise, (ii) the expiration of the option by its terms or (iii) the end of the three-month period following the date of termination of employment. If, however, an optionee becomes disabled or dies either while employed by, or serving as a director of, the Company or within three months of termination of employment or service, a then-exercisable option held by that optionee may be exercised at any time within one year after the date of death or commencement of disability. An option granted to an advisor to the Company terminates on the earlier of its full exercise or the option's expiration by its terms. The Plan provides that, in its discretion, the Board may extend the Plan's periods for option exercise.

         The Board may amend or terminate the Plan at any time; however, stockholder approval is required for an amendment if such approval is necessary to maintain the Plan's compliance with the Internal Revenue Code (the "Code") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No Plan amendment may alter or impair an outstanding option without the optionee's consent. No option may be granted under the Plan subsequent to August 14, 2006.

         The Plan provides that in the event any person becomes the "beneficial owner" (as defined in Exchange Act Rule 13d-3) of more than 50% of the Company's outstanding shares of Common Stock, or commences a tender offer which if successful would result in the person becoming the beneficial owner of more than 50% of such shares, then all outstanding options will immediately become exercisable. In the event of the execution of an agreement of reorganization, merger or consolidation of the Company with another corporation in which the Company is not to be the surviving corporation, or in the event of the execution of an agreement of sale or transfer of all or substantially all the assets of the Company, all outstanding options also will become immediately exercisable. If the successor or transferee corporation does not obligate itself to continue the Plan, both the Plan and the unexercised portion of all outstanding options will terminate as of the effective time of any such transaction, except that, in the event of such a transaction, an optionee who is subject to Section 16 of the Exchange Act will be entitled to tender the optionee's options which are unexercised immediately before the transaction to the Company and to receive a cash payment equal to the difference between the aggregate "fair value" of the shares of the Company's Common Stock subject to the holder's unexercised options and the aggregate option price of those shares.

         The Plan also provides that, if payments to an optionee by the Company would constitute "excess parachute payments" under the Code, amounts payable in accordance with the Plan's change of control provisions will be reduced so that the employee is not subject to the 20% excise tax on the payment and the Company is able to deduct the entire payment.

         FEDERAL INCOME TAX AND ACCOUNTING CONSEQUENCES. It is intended that the incentive stock options granted under the Plan will meet the requirements of ss. 422 of the Code, under which the optionee recognizes no income upon exercise of the option and, if the stock purchased pursuant to the exercise of the option is held for certain periods, the amount realized on sale or taxable exchange in excess of the option price is generally treated as a long term capital gain. To the extent individual optionees qualify for such tax treatment, the Company is not entitled to a federal income tax deduction in connection with the grant or exercise of the option. If stock acquired through the exercise of an incentive stock option is disposed of before the expiration of the prescribed holding periods, the lesser of (i) the difference between the option price and the fair market value at the time of exercise or (ii) the difference between the option price and the amount realized upon disposition of the stock is treated as ordinary income to the optionee at the time of disposition and is allowed as a deduction to the Company; any excess of the amount realized upon sale over the fair market value at the time of exercise is generally treated as capital gain to the optionee. An incentive stock option which is not granted, exercised or held in accordance with Code ss. 422 is accorded tax treatment as a nonqualified option.

         In general, an optionee who exercises a nonqualified option realizes taxable ordinary income and the Company is entitled to a deduction at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the option price.

         The proceeds of the sale of stock under the Plan constitute general funds of the Company and may be used by it for any purpose. Under accounting practices followed by the Company, neither the grant at fair market value nor the exercise of an option under the Plan will result in any charge against the

Company's earnings. The grant of options at a price less than 100% of fair market value results in compensation expense to the Company.

         OTHER MATTERS. As many as 150 individuals may be eligible to receive option grants under the Plan. The Plan contains no limitation as to the maximum number of participants. To date, options for a total of 555,000 shares of Common Stock have been granted under the Plan. The recipients of, and numbers of shares subject to, future grants under the Plan are not determinable at this time.

         VOTE REQUIRED. Approval of the Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Dr. Cook and Messrs. Damron, Manopoli, Molinaro and Prelaz together hold approximately 72% of the voting power of the outstanding shares of Common Stock, and each has indicated his intention to vote in favor of this proposal. Accordingly, it is expected that the Plan will be approved.

         RESOLUTION. The Board of Directors intends to cause the following resolution to be presented to stockholders for action at the Annual Meeting:

               RESOLVED, that the United Vision Group, Inc. 1996
               Stock Option Plan, be, and it hereby is, approved and adopted by the stockholders of the Company.

The Board of Directors recommends a vote "FOR" approval and adoption of the Plan.

           EXECUTIVE COMPENSATION AND OTHER INFORMATION

         EXECUTIVE OFFICERS. The current executive officers of the Company are Dr. Cook, Mr. Damron, Mr. Molinaro and Mr. Manopoli. Information about each is given under the "Board of Directors." Officers of the Company are elected by, and serve at the discretion of, the Board of Directors.

         SUMMARY INFORMATION. The following table sets forth, for the fiscal years indicated, total amounts of cash and certain other compensation paid by the Company (including both United Vision Group and Apollo) to certain of its executive officers for services to the Company and its subsidiaries in all capacities. No other executive officers of the Company had cash compensation in excess of $100,000 during 1995. Dr. Cook and the other listed executive officers are sometimes referred to hereafter as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                               Long Term
                                                                                               Compensation
                                           Annual Compensation                                   Awards
                                         -----------------------------------------------------------------------
                                                                             Other
                                                                             Annual           Securities
                                                                            Compen-           Underlying            All Other
         Name and                                            Bonus          sation          Options/SARs (#)       Compensation
     Principal Position          Year       Salary ($)        ($)           ($)(1)                                      ($)
- -------------------------------------------------------------------------------------------------------------------------------
James R. Cook, M.D.(2)(3)        1995      $ 75,000           ---              ---              417,406                 ---
Chairman




Jan H. Kaplan(4)                 1995      $ 99,990        $ 50,000            ---              105,000                 ---
President                        1994       100,000           ---              ---                ---                  $737
                                 1993        43,740           ---              ---                ---                   ---

Peter Molinaro, Jr.(2)           1995      $120,480           ---              ---              933,029                 ---
Executive Vice President

Karen Kaplan(4)                  1995      $ 78,836        $ 50,000            ---               50,000                 ---
Executive Vice President         1994        75,186           ---              ---                ---                   ---
                                 1993        43,740           ---              ---                ---                   ---

Vincent C. Manopoli(2)           1995      $ 85,000           ---              ---              227,427                 ---
Executive Vice President

- ----------------------------

(1) None, other than perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus for any named executive officer.

(2) Dr. Cook, Mr. Molinaro and Mr. Manopoli first became executive officers of the Company during 1995.

(3)  In 1995, $75,000 in salary was accrued but not paid.

(4) In 1994, Mr. Kaplan was entitled to receive $100,000 in salary pursuant to his employment agreement with the Company; however, he contributed part of his salary to Mrs. Kaplan and did not receive the full amount due under the agreement. The amount actually received was $75,186, with the difference having been allocated to Mrs. Kaplan. Mrs. Kaplan was entitled to a $50,000 salary in 1994, but received $75,186.


         STOCK OPTIONS. In addition to the proposed 1996 Stock Option Plan (see "Approval of 1996 Stock Option Plan"), the Company has two existing plans pursuant to which options for shares of Common Stock have been granted to employees: the 1994 Stock Option Plan and the 1995 Stock Option Plan A. None of the Plans provides for the grant of stock appreciation rights.

         During 1995 stock options were granted to the named executive officers as follows:

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                    Number of
                                    Securities         % of Total Options
                                    Underlying             Granted to            Exercise or
                                 Options Granted      Employees in Fiscal        Base Price
Name                                   (#)                    Year                ($/Share)       Expiration Date
- --------------------------------------------------------------------------------------------------------------------------------
James R. Cook, M.D.                   417,406                 14.8%                $0.2926        August 6, 2000

Jan H. Kaplan                          75,000                  2.7%                $0.3125        February 21, 2000
                                       30,000                  1.0%                $0.3125        June 30, 2000

Peter Molinaro, Jr.                   933,029                 33.2%                $0.266         August 6, 2005

Karen Kaplan                           50,000                  1.8%                $0.3125        February 21, 2000

Vincent C. Manopoli                   227,427                  8.0%                $0.266         August 6, 2005



         With respect to each named executive officer, the following table sets forth information concerning unexercised options held at December 31, 1995. No options were exercised during 1995.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                              Number of Securities     Value of Unexercised In-the-
                                                     Value Realized ($)      Underlying Unexercised       Money Options at FY-End
                                                                              Options at FY-End (#)                 ($)
                                                      (Market Price on
                            Shares Acquired on          Exercise Less             Exercisable/                 Exercisable/
          Name                 Exercise (#)            Exercise Price)            Unexercisable                Unexercisable
- -----------------------------------------------------------------------------------------------------------------------------------
James R. Cook, M.D.                 ---                      ---                 69,568/347,838                 1,384/6,922

Jan H. Kaplan                       ---                      ---                    75,000/0                        0/0
                                                                                    30,000/0                        0/0

Peter Molinaro, Jr.                 ---                      ---                 169,151/763,878               7,866/35,520

Karen Kaplan                        ---                      ---                    50,000/0                        0/0

Vincent C. Manopoli                 ---                      ---                 51,551/175,876                 2,397/8,178



         EMPLOYMENT AGREEMENTS. Effective August 7, 1995, Mr. and Mrs. Kaplan entered into employment agreements (the "Agreements") with the Company which superseded and replaced their prior employment agreements with the Company. Each Agreement had an initial four-year term and renewed automatically for successive one-year terms thereafter unless notice was given by either party. Pursuant to the Agreements, Mr. Kaplan initially was to continue as President of the Company with an annual base salary of $140,000, and Mrs. Kaplan initially was to continue as an Executive Vice President of the Company with an annual base salary of $85,000. In addition, in lieu of the rights under their prior employment agreements to receive a bonus based upon the Company's pre-tax income in excess of certain target levels, the Company agreed to pay Mr. and Mrs. Kaplan each a guaranteed cash bonus of $25,000 per quarter for eight consecutive quarters, beginning with the quarter ended September 30, 1995. The Agreements also provided additional miscellaneous compensation in the form of certain perquisites, including the use of automobiles and certain insurance benefits.

        On December 19, 1995 the Company announced that it was in the process of terminating the employment of Mr. and Mrs. Kaplan and that the Kaplans and the Company were working toward various agreements whereby the Kaplans would become consultants to the Company. On March 23, 1996, the Kaplans entered into Termination, Settlement and Mutual Release Agreements and Consulting Agreements effective January 1, 1996, under the following terms:

        1) Under the Termination, Settlement and Mutual Release Agreements, Mr. Kaplan received a payment of $118,429, based upon his remaining bonus amount of $150,000 less amounts and advances due to the Company of $31,571, and Mrs. Kaplan received a payment of $50,166, based upon her remaining bonus amount of $150,000 less $85,000 in notes payable due to the Company and $14,833 of accrued interest payable.

        2) The Consulting Agreements provide for monthly payments to Mr. and Mrs. Kaplan of $11,667 and $7,083, respectively, through August 3, 1999.

        3) The Consulting Agreements provide for continuing payments of auto leases and related expenses for both Mr. and Mrs. Kaplan through mid year 1998.

        4) Under the Consulting Agreements, Mr. and Mrs. Kaplan are limited from competing with the Company, soliciting the business of the Company or soliciting the Company's employees through August 3, 1999.

        The Company does not expect to make significant use of the Kaplans under the Consulting Agreements and has written off the projected expenses associated with these agreements.

        In connection with the Merger, Dr. Cook, Mr. Molinaro and Mr. Manopoli entered into Employment Agreements with the Company to provide services as Chairman and Executive Vice Presidents for annual salaries of $75,000, $125,000 and $85,000, respectively. These Employment Agreements are terminable by either party upon 90 days written notice, with or without cause.

        Robert M. Rubin, a director of the Company until August 1995, has an employment agreement with the Company for a term of three years, expiring in August 1998, at an annual salary of $50,000, which is terminable by the Company only for cause (as defined). The Company has not called upon Mr. Rubin for services and does not expect to do so; therefore, the remaining expense associated with his employment agreement was taken as a restructuring charge in 1995.

                              CERTAIN TRANSACTIONS

        On August 4, 1995, the Company exchanged all outstanding shares of its Series A Preferred Stock for Common Stock at rate of six shares of Common Stock for each share of Series A Preferred Stock, thereby issuing 410,238 shares to Mark Glick, the brother of Karen Kaplan; 1,401,024 shares to Mr. Kaplan, and 1,248,858 shares to Mr. Rubin. The Series A Preferred Stock had a cumulative dividend rate of 12% per annum, was not callable and was convertible at the holder's option into Common Stock at the following rates: until December 31, 1994, one to one; through December 31, 1995, 1.22 to one; through December 31, 1996, two to one; and until December 31, 1977, four to one. If the Company had not exchanged the Series A Preferred Stock for Common Stock, it would have been obligated to pay cumulative dividends of $137,705 through December 31, 1997, at which point the Series A Preferred Stock would have been convertible into Common Stock at the rate of four to one. Thus, by issuing an additional 1,020,040 shares of Common Stock beyond the four to one conversion, the Company saved approximately $186,000

(consisting of $61,200 in accrued and unpaid dividends and approximately $124,890 of future dividends, representing a present value of $137,705 of cumulative dividends through December 31, 1997 using a discount rate of 8% per annum). This represented approximately $0.1825 per common share, which was a discount of $0.03547 per share from the average closing spread between the bid and asked price for the Common Stock of $0.2179 per share for the twenty (20) trading days prior to the exchange. The exchange rate of six to one was approved by the Board of Directors of the Company prior to the Merger.

         During the fourth quarter of 1995, Dr. Cook provided loans to the Company in the amount of $800,000 in an effort to improve liquidity. These stockholder loans carried an interest rate of prime plus one and one-half percent through March 31, 1996 and prime from April 1, 1996 and thereafter; a total of $13,437 of interest was accrued during 1995. Through July 31, 1996, the total stockholder loans provided by Dr. Cook stood at $4,495,000, with $1,650,000 provided during the first quarter, $1,600,000 provided during the second quarter of 1996 and $445,000 during the third quarter of 1996 through the date of this Proxy Statement. The additional loans also had an interest rate of prime plus one and one-half percent through March 31, 1996. Effective April 1, 1996, the interest rate on all new and outstanding loans was reduced to prime. An additional $108,623 of interest was accrued for the first six months of 1996. See "Authorization of Transaction with Dr. Cook."


         During 1995, the Company purchased marketing services and materials from Results Marketing and Visual Communications, Inc., in the amount of $210,505, which firm is owned in part by Mr. Prelaz. The Company believes that the services and materials were purchased at fair market value and were necessary for the conduct of the business of the Company.

         In connection with the Merger, Dr. Cook, Mr. and Mrs. Kaplan and Mr. Rubin entered into a Stockholders Voting Agreement, and the Company and Mr. Kaplan entered into an Employment Agreement, pursuant to which (i) Mr. Kaplan had the right to designate a director of the Company in replacement for Mr. Rubin, who resigned from the Board of Directors in connection with the Merger,
(ii) if Mrs. Kaplan resigned or was removed from the Board of Directors during the term of Mr. Kaplan's employment, Mr. Kaplan had the right to designate her replacement, and (iii) under certain conditions, Dr. Cook agreed to vote in favor of Mr. and Mrs. Kaplan's designees as directors. In conjunction with the Termination, Settlement and Mutual Release Agreements (see "Executive Compensation and Other Information -- Employment Agreements"), Mr. and Mrs. Kaplan released their rights under these agreements.

                           PRINCIPAL STOCKHOLDERS AND
                             HOLDINGS OF MANAGEMENT

         The following table sets forth, as of July 31, 1996, certain information with regard to the beneficial ownership of the Company's Common Stock by (i) each of the Company's stockholders known to hold more than 5% of the outstanding shares of either class of stock, (ii) each director, nominee for director and named executive officer, individually, and (iii) all directors and executive officers of the Company as a group. All share numbers given are before the effect of the Reverse Stock Split. See "Amendment to Certificate of Incorporation to Authorize Reverse Stock Split."

     Name (1)                              Common Stock
     --------                              ------------
                                                         Percent
                                   Shares (2)           Of Class
                                   ----------           --------
James R. Cook, M.D. (3)           11,697,325              51.6

J. Richard Damron, Jr.               632,399               2.8

Vince C. Manopoli                    356,529               1.6

Peter Molinaro, Jr.                2,075,980               9.2

John C. Prelaz                     2,179,514               9.6

All current directors             16,941,747              74.7
and executive officers
as a group (5 persons)

Jan H. Kaplan (4)                  1,706,024               7.5

Karen Kaplan(4)(5)                   290,000               1.3

Robert M. Rubin                    1,628,858               7.2


(1) The address of (i) Dr. Cook and Messrs. Damron, Manopoli, Molinaro and Prelaz is 2424 North Federal Highway, Suite 362, Boca Raton, Florida 33431,
    (ii) Mr. and Mrs. Kaplan is 12049 N.W. 9 Court, Coral Springs, Florida 33071 and (iii) Mr. Rubin is 660 Kings Gate Circle, Delray Beach, Florida 33484.

(2) Includes shares of Common Stock which may be acquired upon the exercise of presently exercisable stock options and options exercisable within sixty
    (60) days after July 31, 1996, in the following amounts: Dr. Cook 139,135 shares; Mr. Damron, 52,306 shares; Mr. Manopoli, 75,809 shares; Mr. Molinaro, 311,010 shares; Mr. Prelaz, 97,579 shares; all directors and executive officers as a group, 675,839 shares; Mr. Kaplan 105,000 shares; Mrs. Kaplan, 50,000 shares; and Mr. Rubin, 155,000 shares.

(3) Includes shares of Common Stock held in a corporation controlled by Dr.
    Cook.

(4) Mr. and Mrs. Kaplan, who are husband and wife, each may be deemed to share voting power over the shares owned by the other.

(5) Includes 3,500 shares of Common Stock held by Mrs. Kaplan for her children.


           CHANGE OF CONTROL. On August 7, 1995, pursuant to a Merger Agreement dated August 4, 1995, Apollo and AEC were merged into Apollo Acquisition Corp., a Delaware corporation ("Acquisition") and a wholly owned subsidiary of the Company. Acquisition was the surviving corporation in the Merger, with its name being changed to Apollo Eye Associates, Inc. As a result of the Merger, the former limited partners of Apollo and the former stockholders of AEC received in the aggregate 166,579.5924 shares of Series B Convertible Preferred Stock of the Company.

           Each share of Series B Convertible Preferred Stock was convertible into 100 shares of Common Stock of the Company and all shares of Series B Preferred Stock were converted into 16,657,959 shares of Common Stock in March 1996. As a result of the Merger and the conversion of the Series B Preferred Stock, the former limited partners of Apollo and former stockholders of AEC hold in the aggregate 16,657,959 shares of Common Stock representing 73.7% of the voting power of the Company, of which Dr. Cook, a former limited partner of Apollo and stockholder of AEC, holds 11,558,190 shares of Common Stock representing 51% of the voting power of the Company. The former limited partners of Apollo and stockholders of AEC also received in the aggregate options to purchase an additional 2,412,541 shares of Common Stock pursuant to the Company's 1995 Stock Option Plan A. Assuming vesting and exercise of these options, and assuming vesting and exercise of options for an additional 400,000 shares of Common Stock granted under the Company's 1994 Stock Option Plan and options for an additional 550,000 shares of Common Stock granted under the Company's 1996 Stock Option Plan, the former limited partners of Apollo and stockholders of AEC will hold in the aggregate 73.3% of the voting power of the Company and Dr. Cook will hold 46% of the voting power of the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent beneficial owners also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 1995, except that Messrs. Peter Molinaro, J. Richard Damron and Vincent C. Manopoli each failed to file two Form 4's relating to three transactions, and James R. Cook, Jr., M.D. failed to file one Form 4 relating to one transaction. All of these transactions involved grants and forfeitures of options under the Company's 1995 Stock Option Plan A. All such Form 4's were filed in 1996.

                         INDEPENDENT PUBLIC ACCOUNTANTS

           The Company's independent public accountants are selected by, and serve subject to change by, the Board of Directors. The Board has voted to appoint Coopers & Lybrand L.L.P., Certified Public Accountants ("Coopers & Lybrand"), as independent public accountants of the Company for the year 1996. Representatives of Coopers & Lybrand are expected to be present at the meeting, with the opportunity to make a statement if they desire. Additionally, they will be available to respond to appropriate questions from stockholders.

           The firm of Coopers & Lybrand was engaged as the Company's principal independent accountants on September 12, 1995. Previously, Feldman Radin & Co., P.C. ("Feldman Radin") had served the Company in this capacity. The decision to dismiss Feldman Radin and to engage Coopers & Lybrand was made by the Board of Directors of the Company.

           Feldman Radin had been engaged to audit the Company's financial statements for more than the two most recent fiscal years preceding September 12, 1995. None of Feldman Radin's reports on the financial statements of the Company for such two fiscal years contained an adverse opinion or a disclaimer of opinion, and none was qualified or modified as to uncertainty, audit scope, or accounting principles.

           During fiscal years 1993 and 1994 and the subsequent interim period preceding September 12, 1995, there were no disagreements between the Company and Feldman Radin on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure ("disagreements"), which disagreements, if not resolved to the satisfaction of Feldman Radin, would have caused it to make reference to the subject matter of such disagreements in connection with its report. The termination of Feldman Radin did not result from any "disagreement." During the same period of time, no "event," as described in
Item 304(a)(1)(iv)(B) of Regulation S-B under the Exchange Act, occurred.

           During fiscal years 1993 and 1994 and the subsequent interim period prior to September 12, 1995, neither the Company nor anyone acting on its behalf consulted Coopers & Lybrand regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, where either a written report was provided to the Company or oral advice was provided that Coopers & Lybrand concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a "disagreement" or an "event" as noted in the preceding paragraph.

                1997 ANNUAL MEETING AND PROXY STATEMENT PROPOSALS

           On August 28, 1996, the Board of Directors of the Company adopted amended and restated Bylaws which changed the date of the Company's Annual Meeting of Stockholders to the first Tuesday in June of each year or such other date as may be set by the Board. Accordingly, it is currently anticipated that the Company's 1997 Annual Meeting will be held on Tuesday, June 3, 1997. Stockholder proposals will be considered for inclusion in the Proxy Statement for the 1997 Annual Meeting if they are received by the Company before the close of business on February 3, 1997.

                                 OTHER BUSINESS

           The Company is not aware of any business or matter which may properly be presented at the meeting other than as discussed herein. However, if any other matters do come before the meeting, or an adjournment thereof, it is intended that the proxies will vote thereon in accordance with the recommendation of the Board of Directors.

                      INCORPORATION OF CERTAIN INFORMATION
                                  BY REFERENCE

           The following information is incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 and Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996, each of which are furnished with this Proxy Statement:

           (i) United Vision Group, Inc. Combined and Consolidated Financial Statements, and

          (ii) Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                       EXHIBIT A

                            UNITED VISION GROUP, INC.

                             1996 Stock Option Plan

                (as amended and restated effective June 7, 1996)

                                    ARTICLE I

                                   OBJECTIVES

                1.1 The objectives of this Stock Option Plan (the "Plan") are to enable United Vision Group, Inc. ("United Vision") to compete successfully in retaining and attracting directors, employees and advisors of outstanding ability, to stimulate the efforts of these persons toward United Vision's objectives and to encourage their ownership of shares of United Vision's Common Stock.

                                   ARTICLE II

                                   DEFINITIONS

                2.1 For purposes of the Plan each of the following terms shall have the definition which is attributed to it, unless another definition is clearly indicated by a particular usage and context.

                    A. "ADVISOR" means any person who provides bona
                fide advisory or consulting services to the Company other than services in connection with the offer or sale of securities in a capital-raising operation.

                    B. "BOARD" means the Board of Directors of United
                Vision.

                    C. "CODE" means the Internal Revenue Code of 1986,
                as amended. Reference to any Section of the Code includes the provisions of that Section as it may be amended or replaced by any other section(s) of like intent and purpose and also includes any regulations or rulings promulgated thereunder.

                    D. "COMPANY" means United Vision and any
                subsidiary of United Vision, as the term "subsidiary" is defined in Section 424(f) of the Code.

                    E. "DISABILITY" means permanent and total
                disability as defined in Section 22(e)(3) of the Code.

                    F. "EFFECTIVE DATE OF GRANT" means the date on
                which, or such later date as of which, the Board makes an award of an Option.

                    G. "ELIGIBLE EMPLOYEE" means any individual (other
                than one who receives retirement benefits, stipends, consulting fees, honorariums and the like) who performs services for the Company and is included on the regular payroll of the Company. A director of the Company who does not otherwise qualify as an Eligible Employee pursuant to the previous sentence shall nonetheless be considered an Eligible Employee with respect to the grant of Nonqualifed Stock Options.

                    H. "EXCHANGE ACT" means the Securities Exchange
                Act of 1934, as amended.

                    I. "FAIR MARKET VALUE" means the last sale price
                reported on The Nasdaq Stock Market, or on any stock exchange on which the Shares are traded, on a specified date or, if there are no reported sales on such date, then the last reported sales price on the next preceding day on which such a sale was transacted. If the Shares are not then traded as described in the preceding sentence, then the average of the closing bid and asked prices on the specified date or last preceding day on which bid and asked prices were reported, or such other method as the Board may select, shall be used in determining Fair Market Value for a Share.

                    J. "INCENTIVE STOCK OPTION" shall have the same
                meaning as is given to that term by Section 422 of the Code.

                    K. "NONQUALIFIED STOCK OPTION" means any Option
                other than an Incentive Stock Option.

                    L. "OPTION" means the right, subject to the terms
                of this Plan and to such other terms and conditions as the Board may establish, to purchase from United Vision a stated number of Shares at a specified price.

                    M. "OPTION PRICE" means the purchase price per
                Share subject to an Option. The Option Price shall not be (i) less than 85% of the Fair Market Value of a Share on the Effective Date of Grant in the case of a Nonqualified Stock Option, except that no Nonqualified Stock Option which is intended to result in compensation that qualifies for exclusion from the deduction limitation of Code Section 162(m) shall be granted with an Option Price of less than 100% of the Fair Market Value of a Share on the Effective Date of Grant, or (ii) less than 100% of the Fair Market Value of a Share on the Effective Date of Grant in the case of an Incentive Stock Option, except as otherwise provided in Section 8.1.

                    N. "SHARE" means one share of the Common Stock,
                $.001 par value, of United Vision.

                              ARTICLE III

                            ADMINISTRATION

                3.1 ADMINISTRATION. The Plan shall be administered by the Board. Subject to and consistent with the provisions of the Plan, the Board shall establish such rules and regulations as it deems necessary or appropriate for the proper administration of the Plan, shall interpret the provisions of the Plan, shall decide all questions of fact arising in the application of Plan provisions and shall make such other determinations and take such actions in connection with the Plan and the Options granted hereunder as it deems necessary or advisable. At any time, or from time to time, the Board may appoint a committee of at least two directors (the "Committee") to administer, or to approve transactions pursuant to, the Plan. For the purpose of option grants to and approval of other transactions with persons who are subject to Rule 16b-3 under the Exchange Act with respect to United Vision, each member of the Committee shall be a "Non-Employee Director" as defined in Rule 16b-3. To the extent that it is desired that compensation resulting from the grant of a particular Option be excluded from the deduction limitation of Section 162(m) of the Code, all directors comprising the Committee granting such Option also shall be "outside directors" within the meaning of Code Section 162(m). In the event a Committee is so appointed, it may carry out all of the functions of the Board with respect to the Plan, except for amendments to or suspension or termination of the Plan.

                3.2 Except as specifically limited by the provisions of the Plan, the Board shall have authority to:

                    A. Determine which Eligible Employees or Advisors
                shall be granted Options;

                    B. Determine the number of Shares which may be
                subject to each Option;

                    C. Determine the term and the Option Price of each
                Option;

                    D. Determine whether an Option is an Incentive
                Stock Option or a Nonqualified Stock Option (except that only Nonqualified Stock Options may be granted to Advisors);

                    E. Determine the time or times when Options will
                be granted; and

                    F. Determine all other terms and conditions of
                each Option, including (but not limited to) the terms of any Option agreement. The Board may, in its discretion, determine as a condition of any Option that a stated percentage of Shares covered by such Option shall be exercisable in any one year or other stated period of time. The Board may also waive or amend the terms and conditions of, or accelerate the vesting of, an Option under circumstances selected by the Board.

                3.3 Any action, decision, interpretation or determination by the Board with respect to the application or administration of this Plan shall be final and binding upon all persons, and need not be uniform with respect to its determination of recipients, amount, timing, form, terms or provisions of Options.

                3.4 No member of the Board shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Option granted hereunder and, to the extent not prohibited by applicable law, all members shall be indemnified by the Company for any liability and expenses which they may incur as a result of any claim or cause of action, or threatened claim or cause of action, arising in connection with the administration of this Plan or the grant of any Option hereunder.

                                   ARTICLE IV

                                 SHARES ISSUABLE

                4.1 Except as provided in Article XI, the number of Shares which may be issued under the Plan shall not exceed 2,000,000 Shares in the aggregate and Options for no more than 500,000 Shares may be granted to any individual Eligible Employee during any period of twelve (12) consecutive months. If any Option expires or terminates for any reason without being completely exercised, the Shares with respect to which such Option was not exercised may again be subject to other Options. Shares tendered or withheld as payment for the Option Price pursuant to Section 7.1 shall be available for issuance under the Plan. The

Board may make such other determinations regarding the counting of Shares issued pursuant to the Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law.

                                    ARTICLE V

                               GRANTING OF OPTIONS

                  5.1 Subject to the terms and conditions of the Plan, the Board may, from time to time, grant Options to Eligible Employees or Advisors on such terms and conditions as it shall determine. Subject to the restriction of
Section 3.2(D), more than one Option and more than one form of Option may be granted to the same individual.

                                   ARTICLE VI

                               EXERCISE OF OPTIONS

                  6.1 Any person entitled to exercise an Option may do so, without the need for further approval pursuant to Exchange Act Rule 16b-3, in whole or in part by delivering to United Vision, attention: Stock Option Plan Administrator, at its principal office, a written notice of exercise. The written notice shall specify the number of Shares for which an Option is being exercised and shall be accompanied by full payment of the Option Price for the Shares being purchased.

                                   ARTICLE VII

                             PAYMENT OF OPTION PRICE

                  7.1 Subject to such administrative requirements as the Board may impose, payment of the Option Price may be made, at the election of the holder of an Option, in cash, by the tender of previously owned Shares, by directing that a portion of the Shares to be issued upon exercise of the Option be withheld by United Vision as payment (to the extent permitted by law) or by a combination of the foregoing. If payment by the tender of previously owned Shares or the withholding of Shares is permitted, the value of each Share shall be deemed to be the Fair Market Value of a Share on the day the Shares are tendered or withheld for payment. In the case of a tender of previously owned Shares, this shall be the date on which the Shares, duly endorsed or accompanied by a stock power duly endorsed for transfer to United Vision, are received by United Vision. In the case of a withholding of Shares, this shall be the date on which a complete and correct notice of exercise directing the withholding is received by United Vision. Notwithstanding the foregoing, an Option's exercise price may also be paid pursuant to a "cashless" exercise/sale procedure involving a simultaneous sale by a broker, in which case the exercise date shall be the trade date, provided that proceeds of such sale in full payment of the Option Price are received by United Vision on such date.

                                  ARTICLE VIII

             INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS

                  8.1 Any option designated as an Incentive Stock Option will be subject to the general provisions applicable to all Options granted under the Plan. In addition, an Incentive Stock Option shall be subject to the following specific provisions:

                    A. No Incentive Stock Option may be exercised
                after the expiration of ten years from the Effective Date of Grant.

                    B. At the time the Incentive Stock Option is
                granted, if the Eligible Employee owns, directly or indirectly, stock representing more than 10% of the total combined voting power of all classes of stock of the Company then:

                              (i) The Option Price must equal at
                    least 110% of the Fair Market Value on the Effective Date of Grant; and

                              (ii) The term of the Option shall
                    not be greater than five years from the
                    Effective Date of Grant.

                    C. The aggregate Fair Market Value (determined as
                of the Effective Date of Grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any holder during any calendar year (under all plans of the Company) shall not exceed $100,000.

                8.2 If any Option is not granted, exercised or held pursuant to the provisions of Code Section 422, it will be considered to be a Nonqualified Stock Option to the extent that any or all of the grant is in conflict with those provisions.

                                   ARTICLE IX

                           TRANSFERABILITY OF OPTIONS

                9.1 During the lifetime of an Eligible Employee or Advisor to whom an Option has been granted, such Option is non-assignable and non-transferable and may be exercised only by such individual or that individual's legal representative or guardian, except that a Nonqualified Stock Option may be transferred (A) pursuant to a "domestic relations order" as defined in Section 414(p)(1)(B) of the Code or (B) under such other circumstances and in accordance with such other terms and conditions as may be established by the Board. In the event of the death of an Eligible Employee or Advisor to whom an Option has been granted, the Option shall be transferable pursuant to the holder's Will or by the laws of descent and distribution and may thereafter be exercised by the transferee(s) as provided in Section 10.1(C).

                                    ARTICLE X

                             TERMINATION OF OPTIONS

                  10.1 Unless earlier terminated pursuant to Article XIII, an Option granted to an Eligible Employee will terminate as follows:

                    A. During the period of the Eligible Employee's
                continuous employment with, or service as a director of, the Company, the Option will terminate upon the earlier of the date on which it has been fully exercised, it expires by its terms or it is terminated by the mutual agreement of the Company and the Eligible Employee.

                    B. Upon termination of the Eligible Employee's
                employment with, or service as a director of, the Company for any reason any unexercisable Option shall immediately terminate. Except as provided in Section 10.1(C), any Option which is exercisable on the date of termination of employment, or service as a director, will terminate upon the earlier of its full exercise, the expiration of the Option by its terms or the end of the three-month period following the date of termination. For purposes of the Plan, a leave of absence approved by the Company shall not be deemed to be termination of employment.

                    C. If an Eligible Employee to whom an Option was
                granted dies or becomes subject to a Disability while employed by, or serving as a director of, the Company or within three months of termination of employment or service as a director, for any reason, the Option may be exercised at any time within one year after the date of death or the commencement of Disability, to the extent that the Eligible Employee shall have been entitled to exercise it at the time of death or the commencement of Disability, by the Eligible Employee or the Eligible Employee's legal representative or guardian or by the representative(s) of the Eligible Employee's estate or the person(s) to whom the Option may have been transferred by Will or by the laws of descent and distribution.

                10.2 An Option granted to an Advisor will terminate upon the earlier of the full exercise of the Option or the expiration of the Option by its terms.

                10.3 The provisions of Section 10.1 and 10.2 above shall apply irrespective of whether an Option has been transferred to a person or entity other than the Eligible Employee or Advisor to whom the Option was granted.

                10.4 The Board, at its discretion, may extend the periods for Option exercise set forth in this Article X.

                              ARTICLE XI

                ADJUSTMENTS TO SHARES AND OPTION PRICE

                11.1 The Board shall make appropriate adjustments in the number of Shares available for issuance under the Plan, the number of Shares subject to outstanding Options and the Option Price of optioned Shares in order to give effect to changes in the Shares as a result of any merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split, or other similar event. The determination as to the method and extent of such adjustments shall be within the sole discretion of the Board.

                              ARTICLE XII

                   AMENDMENT OR TERMINATION OF PLAN

                  12.1 The Board may at any time amend, suspend or terminate the Plan; provided, however, that shareholder approval shall be required for any amendment if such approval is required pursuant to the Code or the Exchange Act, or any rule or regulation thereunder, as such may be in effect and be interpreted from time to time.

                  12.2 No amendment to the Plan shall alter or impair any Option granted under the Plan without the consent of the holder thereof.

                             ARTICLE XIII

                            CERTAIN EVENTS

                  13.1 In the event United Vision shall consolidate with, merge into, or transfer all or substantially all of its assets to another corporation or corporations (a "successor corporation"), such successor corporation may obligate itself to continue this Plan and to assume all obligations under the Plan. In the event that such successor corporation does not obligate itself to continue this Plan as above provided, the Plan shall terminate effective upon such consolidation, merger or transfer, and, except as provided in Section 13.4, any Option previously granted hereunder shall terminate. If practical, United Vision shall give each holder of an Option twenty (20) days prior notice of any possible transaction which might terminate this Plan and the Options previously granted hereunder.

                  13.2 In the event any person, by any means of purchase or acquisition, becomes the "beneficial owner" (as defined in Exchange Act Rule 13d-3 as in effect on June 7, 1996) of more than 50% of the outstanding Shares of United Vision, or commences a tender offer pursuant to Exchange Act Regulation 14D (as in effect on June 7, 1996) which, if successful, would result in such person becoming the beneficial owner of more than 50% of such Shares, then all Options which are outstanding at the time of such event shall immediately become exercisable in full.

                  13.3 In the event of the execution of an agreement of reorganization, merger or consolidation of United Vision with one or more corporations as a result of which United Vision is not to be the surviving corporation (whether or not United Vision shall be dissolved or liquidated) or the execution of an agreement of sale or transfer of all or substantially all of the assets of United Vision, then all Options which are outstanding at the time of such event shall immediately become exercisable in full.

                  13.4 In the event of any of the transactions referred to in
Section 13.3 hereof, any holder of one or more Options who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to United Vision shall be entitled to tender such Options to the Company and to receive from the Company a payment of cash equal to the difference between the aggregate "Fair Value" of Shares subject to the holder's Options which are outstanding and not exercised immediately prior to the time of consummation of the transaction and the aggregate Option Price of such Shares. For this purpose, "Fair Value" shall mean the cash value per Share to be paid to shareholders pursuant to such agreement, or if cash value is not to be paid, the highest Fair Market Value of a Share during the 60-day period immediately preceding the date of the consummation of the transaction. The foregoing payment under this Section
13.4 shall be made in lieu of and in full discharge of any and all obligations of the Company in respect of all subject Options of the holder.

                  13.5 The grant of Options under the Plan shall in no way affect the right of United Vision to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                  13.6 Notwithstanding the foregoing, in the event the amounts deemed payable under this Article XIII when added to all other payments to the holder of an Option by the Company, would, if made, constitute Excess Parachute Payments within the meaning of Sections 280G and 4999 of the Code, the amounts deemed payable by the Company under this Article shall be reduced by the amount deemed necessary to cause the holder to receive $1,000.00 less than three times the holder's Base Amount (as that term is defined in Code Section 280G) from all such payments to the holder from the Company. In the event the amount of the payments exceeds the amount subsequently determined to have been due, the excess benefits over three times the Base Amount shall constitute a loan by the Company to the holder, payable on demand by the Company, with interest at a rate equal to 120% of the applicable federal rate determined under Section 1274 of the Code, compounded semi-annually.

                              ARTICLE XIV

                            EFFECTIVE DATE

                  14.1 This Plan shall become effective, as amended and restated, on June 7, 1996. If not approved and adopted by the shareholders of United Vision within twelve months after such date, all Incentive Stock Options previously granted hereunder shall be deemed to be Nonqualified Stock Options. No Option shall be granted pursuant to this Plan subsequent to June 6, 2006 or subsequent to any earlier date as of which this Plan is terminated.

                              ARTICLE XV

                             MISCELLANEOUS

                  15.1 Nothing contained in this Plan shall constitute the granting of an Option. Each Option shall be represented by a written Option agreement executed by both the Eligible Employee or Advisor and United Vision.

                  15.2 Certificates for Shares purchased through exercise of Options will be issued in regular course after exercise of the Option and payment therefor as called for by the terms of the Option. No person holding an Option or entitled to exercise an Option granted under this Plan shall have any rights or privileges of a shareholder of United Vision with respect to any Shares issuable upon exercise of such Option until certificates representing such Shares shall have been issued and delivered. No Option may be transferred, and no Option shall be exercisable or Shares issued and delivered upon exercise of an Option, unless and until United Vision has complied with any and all applicable federal and state securities laws, listing requirements of any market on which United Vision's Shares may then be traded and other requirements of law. Any certificate representing Shares acquired upon exercise of an Option may bear such legends as the Company deems advisable to assure compliance with all applicable laws and regulations.

                  15.3 Nothing contained in this Plan or in any Option granted pursuant to it shall confer upon any person any right to continue as a director or employee of, or in any business relationship with, the Company or to interfere in any way with the right of the Company to terminate a person's status as a director or employee of, or the person's business relationship with, the Company at any time. So long as a holder of an Option shall continue to be an employee of the Company, the Option shall not be affected by any change of the employee's duties or position.

                  15.4 This Plan shall be construed and administered in accordance with and governed by the laws of the State of Delaware.

                       UNITED VISION GROUP, INC.
             SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       PROXY FOR ANNUAL MEETING

                  The undersigned hereby appoints James R. Cook, M.D. and J. Richard Damron, Jr., and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of United Vision Group, Inc. to be held at the _______________________________________________________ on __________, 1996, at
_____ a.m. (EDT), and at any adjournments thereof:

1. Election of James R. Cook, M.D., J. Richard Damron, Jr., Vincent C. Manopoli, Peter Molinaro, Jr. and John C. Prelaz as directors.

/ / FOR all nominees;    / / WITHHELD from all nominees;
/ / For all nominees except as noted on line below:

EXCEPTIONS
           --------------------------------------------------------------------

2. / /  FOR   / /   AGAINST   / /   ABSTAIN          On the proposal to amend the Company's
                                                     Certificate of Incorporation to changes
                                                     its name to Apollo Eye Group, Inc.

3. / /  FOR   / /   AGAINST   / /   ABSTAIN          On the proposal to amend the Company's
                                                     Certificate of Incorporation to effect a one-for-
                                                     five reverse stock split.

4. / /  FOR   / /   AGAINST   / /   ABSTAIN          On the proposal to approve the conversion of
                                                     $4,000,000 of debt to James R. Cook, M.D., to
                                                     6,779,661 shares of common stock at a conversion
                                                     price of $0.59 per share.

5. / /  FOR   / /   AGAINST   / /   ABSTAIN          On the proposal to adopt the Company's 1996
                                                     Stock Option Plan, as amended and restated.

   The proxy will be voted on the above as specified. IF NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED "FOR" EACH OF THE PROPOSALS AND IN FAVOR OF THE NOMINEES LISTED ABOVE.

   Unless this sentence is stricken, as to any other matter which may properly come before the meeting, or if any of said nominees are not available for election, said attorneys shall vote in accordance with their best judgment.

            (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

   Please mark: I do / / do not / / plan to attend the meeting.

                      Dated__________________________________, 1996

                      --------------------------------------------

                      --------------------------------------------
                        (Signature of Stockholder)

                      IMPORTANT: Please date and sign exactly as name appears hereon. If shares are held jointly, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer.

                         [COOPERS & LYBRAND LETTERHEAD]



REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Directors
United Vision Group, Inc. and subsidiaries


We have audited the accompanying combined balance sheet of United Vision Group, Inc. and subsidiaries (the "Company") as of December 31, 1995 and the related combined statements of operations, stockholders' equity and cash flows for the year then ended. We have also audited the consolidated balance sheet of Apollo Eye Associates, L.P. and subsidiary as of December 31, 1994 and the related consolidated statements of operations, partners' capital and cash flows for the period from July 1, 1994 (inception) to December 31, 1994. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of United Vision Group, Inc. and subsidiaries as of December 31, 1995 and the combined results of their operations and their cash flows for the year then ended and the consolidated financial position of Apollo Eye Associates, L.P. and subsidiary as of December 31, 1994 and the consolidated results of their operations and their cash flows for the period from July 1, 1994 (inception) to December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, on August 7, 1995 Apollo Associates, L.P. and Apollo Eye Corporation, its general partner (the "Partnership") were merged into the Company's wholly owned subsidiary Apollo Acquisition Corporation which was subsequently renamed Apollo Eye Associates, Inc. (Apollo). The merger has been accounted for as a reverse acquisition, whereby Apollo was deemed to be the acquiror for accounting purposes. Accordingly, the consolidated financial statements of the period prior to August 1, 1995 (the effective date of the merger) are those of Apollo and differ from the combined financial statements of the Company and its subsidiaries as previously reported for those periods.



/s/ Coopers & Lybrand L.L.P.


Atlanta, Georgia
March 29, 1996






                                      F-3